Exhibit 99.1

FINANCE OF AMERICA REPORTS SECOND QUARTER 2021 RESULTS

– Total revenue of $389 million on Funded Volume of $8.3 billion during the second quarter –

– Net loss for the quarter of $15 million or $(0.05) per diluted share –

– Adjusted Net Income* of $57 million or $0.30 per diluted share –

Irving, TX (August 11, 2021): Finance of America Companies Inc., (“Finance of America” or the “Company”) (NYSE: FOA), a diversified, vertically integrated consumer lending platform, reported financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•	Completed the business combination with Replay Acquisition Corp. on April 1, 2021 (the “Business Combination”)

•	Total revenues were $389 million compared to $465 million in the second quarter of 2020 and $508 million in the prior quarter

•	Year to date, the company has shown substantial growth in revenue across all business segments compared to the first six months of 2020

•

Net loss totaled $15 million, or $(0.05) Diluted EPS on an if-converted basis, compared to net income of $146 million, or $0.78 per share on an if-converted basis, in the second quarter of 2020 and $124 million, or $0.63 per share on an if-converted basis, in the prior quarter

•	Adjusted Net Income* totaled $57 million compared to adjusted net income of $110 million in the second quarter of 2020 and $107 million in the prior quarter

•	Adjusted EBITDA* totaled $87 million compared to $153 million in the second quarter of 2020 and $154 million in the prior quarter

•	Adjusted diluted earnings per share* of $0.30 compared to $0.58 in the second quarter of 2020 and $0.56 in the prior quarter

•	Book equity of $2,379 million or $12.44 per diluted share

*	See the sections titled “Reconciliation to GAAP” and “Non-GAAP Financial Measures” below for reconciliations to the most directly comparable GAAP measures and other important disclosures.

“Second quarter results demonstrated the power of Finance of America’s diversified platform,” stated Patricia Cook, Chief Executive Officer. “While the broader industry trends led to lower mortgage origination volumes and reduced gain on sale margins, continued strength across our other businesses partially offset the impact of mortgage revenue declines. Our diversified consumer lending platform that spans mortgages, reverse mortgages and commercial loans distributed across retail, third-party brokers, and digital direct-to-consumer channels remains a key differentiator. In addition, our Lender Services business continued to contribute significant levels of fee income despite the slowdown in mortgage volumes.

“Our market leading Reverse Originations segment generated strong growth in earnings contribution in the second quarter. Importantly, the Reverse business is less correlated to the direction of interest rates than the forward mortgage market, and we believe the segment is well positioned to generate strong and sustainable growth. Baby boomers are increasingly looking to age in place, and our reverse mortgage products enable this demographic to tap into the equity accumulated in their homes to fund or supplement their retirement savings.

“Our broad suite of products and multiple channels continues to drive revenue and earnings. As a public company, we remain focused on creating shareholder value in everything we do.”

Second Quarter Financial Summary

($ amounts in millions, except margin and per share data)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined(1)	Predecessor
Funded volume	$8,342	$9,514	(12)%	$8,353	—%	17,856	13,686	30%
Net rate lock volume(2)	6,669	8,405	(21)%	6,802	(2)%	15,074	13,017	16%
Total revenue	389	508	(23)%	465	(16)%	897	654	37%
Total expenses and other, net	403	382	5%	319	26%	785	549	43%
Pre-tax (loss) income	(14)	125	(111)%	146	110%	112	105	7%
Net (loss) income	(15)	124	(112)%	146	110%	109	104	5%
Adjusted net income(3)	57	107	(47)%	110	48%	164	134	22%
Adjusted EBITDA(3)	87	154	(44)%	153	(43)%	241	188	28%
Mortgage originations margin(4)	2.78%	3.40%	(18)%	4.39%	(37)%	3.13%	3.27%	(4)%
Basic earnings per share	$0.04	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted earnings per share	$(0.05)	$0.63	(108)%	$0.78	(106)%	$0.58	$0.63	(8)%
Adjusted diluted earnings per share(5)	$0.30	$0.56	(46)%	$0.58	(48)%	$0.86	$0.70	23%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Net rate lock volume relates only to the Mortgage Originations segment.
(3)	See Reconciliation to GAAP section for a reconciliation of Adjusted Net Income and Adjusted EBITDA to Net (loss) income.
(4)	Calculated for each period as gain on sale and other income from mortgage loans held for sale, net, divided by net rate lock volume.
(5)	Calculated on an if-converted basis. See Reconciliation to GAAP section for more detail.

Discussion of Second Quarter 2021 Results:

•	Generated funded volume of $8,342 million and net rate lock volume of $6,669 million.

•	Total revenue declined $119 million or 23% quarter over quarter predominantly as a result of lower revenue in the Mortgage Originations segment.

•	Net loss totaled $15 million resulting from $20 million of fair value adjustments in the Portfolio Management segment and $43 million of non-recurring expenses related to the Business Combination.

•	Adjusted net income totaled $57 million and Adjusted diluted earnings per share of $0.30. See Non-GAAP reconciliation for more detail.

Balance Sheet Highlights ($ amounts in millions)

	June 30,	December 31,	Variance (%)
	2021	2020	2021 vs. 2020
	Successor	Predecessor
Cash and cash equivalents	$157	$233	(33)%
Goodwill	1,298	121	973%
Intangible assets	704	17	4041%
Total assets	22,228	19,565	14%
Total liabilities	19,849	18,771	6%
Equity including CRNCI	2,379	794	200%

•

Cash and cash equivalents excluding restricted cash ended the second quarter at $157 million. Since year-end, cash has been deployed to redeem the prior noncontrolling interests in Finance of America Commercial LLC, to grow originated mortgage servicing rights (MSR), and to fund the purchase consideration of previously announced acquisitions.

•

Total assets grew $2,663 million in the first half of 2021 primarily as a result of the growth in our securitized and unsecuritized loans held for investment of $910 million combined with an increase in Goodwill and Intangible assets totaling $1,864 million as a result of the application of purchase accounting related to the Business Combination.

•	Total liabilities grew $1,078 million primarily due to an increase in warehouse and MSR financing of $972 million.

•	MSR grew by $110 million during the first half of 2021.

•

Equity increased $1,585 million in the first half of 2021 primarily as a result of the application of purchase accounting related to the Business Combination. In addition, the company redeemed the outstanding Class B shares in its Finance of America Commercial LLC subsidiary, which formerly was classified as Contingently Redeemable Noncontrolling Interest.

Segment Results

Mortgage Originations

The Mortgage Originations segment generates revenue through fee income from loan originations and gain on sale of mortgage loans into the secondary market.

($ amounts in millions)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined (1)	Predecessor
Funded volume	$6,929	$8,404	(18)%	$7,582	(9)%	$15,333	$11,802	30%
Net rate lock volume	6,669	8,405	(21)%	6,802	(2)%	15,074	13,017	16%
Total revenue	218	320	(32)%	333	(35)%	538	481	12%
Mortgage originations margin	2.78%	3.40%	(18)%	4.39%	(37)%	3.13%	3.27%	(4)%
Pre-tax (loss) income	$(6)	$96	(106)%	$117	(105)%	90	127	(29)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

•	Funded volume totaled $6,929 million compared to $7,582 million in the prior year quarter and $8,404 million in the prior quarter.

•

Net rate lock volume totaled $6,669 million compared to $6,802 million in the prior year quarter and $8,405 million in the prior quarter as refinance volumes declined in line with industry dynamics due to rising interest rates.

•

Total revenue of $218 million compared to $333 million in the prior year quarter and $320 million in the prior quarter reflect the impact of both lower gain on sale margins and net rate lock volume in the quarter.

•

Pre-tax loss of $6 million for the second quarter compared to pre-tax income of $96 million in the prior quarter. The decline in quarterly earnings was largely a function of the decline in origination volumes and margins, reflecting tighter spreads across the industry as a result of normalizing supply and demand trends. Expenses remained flat quarter over quarter as the decrease in variable costs was offset by non-recurring Business Combination expenses and impacts related to previously announced acquisitions. In combination, these totaled $14 million.

Reverse Originations

The Reverse Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of reverse mortgage loans.

($ amounts in millions)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined(1)	Predecessor
Funded volume	$1,013	$769	32%	$770	32%	$1,782	$1,426	25%
Total revenue	95	69	38%	55	73%	164	90	82%
Pre-tax income	53	45	18%	33	61%	99	50	98%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

•	Funded volume increased to $1,013 million, up 32% over each of the prior quarter and second quarter of 2020, marking the highest quarterly volume ever for the Reverse Originations segment.

•	Funded volume and total revenue grew in the second quarter as home price appreciation continued, reflecting the distinct tailwinds in the Reverse Originations segment.

•

Generated pre-tax income of $53 million during the second quarter compared to $33 million in the prior year period and $45 million in the prior quarter. The second quarter was impacted by non-recurring expenses of $4 million related to the Business Combination.

Commercial Originations

The Commercial Originations segment provides business purpose lending solutions for residential real estate investors. The Commercial Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of mortgage loans.

($ amounts in millions)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined(1)	Predecessor
Funded volume	$400	$341	17%	$14	2757%	741	458	62%
Total revenue	23	14	64%	—	—%	37	20	85%
Pre-tax (loss) income	3	1	200%	(6)	(150)%	4	(3)	(233)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

•	Funded volume of $400 million compared to $341 million in the prior quarter and $14 million in the second quarter of 2020.

•	Pre-tax income of $3 million compared to $1 million in the prior quarter. The second quarter was impacted by increased non-recurring expenses of $1 million related to the Business Combination.

•	Funded volume and total revenue continued to grow quarter over quarter as demand from both borrowers and investors remains robust.

Portfolio Management

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

($ amounts in millions)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined(1)	Predecessor
Assets under management	$17,997	$17,378	4%	$16,145	11%	17,997	16,145	11%
Assets excluding HMBS and non-recourse obligations(2)	2,388	2,224	7%	1,966	21%	2,388	1,966	21%
Total revenue	7	29	(76)%	39	82%	36	(11)	(427)%
Pre-tax (loss) income	(27)	6	(550)%	18	250%	(21)	(49)	(57)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Assets under management less HMBS related obligations, at fair value and Nonrecourse debt, at fair value

•	Assets under management grew $619 million compared to the prior quarter as a result of growth in loans held for investment and MSR.

•	Total revenue of $7 million for the second quarter of 2021 compared to $29 million in the prior quarter and $39 million during the same period last year.

•

The quarter over quarter decrease in revenue and pre-tax income reflect the impact of fair value adjustments related predominantly to higher expected prepayment speeds on securitized mortgage assets and MSR. The sequential quarter reduction was also impacted by non-recurring expenses of $7 million related to the Business Combination.

Lender Services

The Lender Services business generates revenue and earnings in the form of fees. Lender Services supports over 1,600 third party clients across the lending industry.

($ amounts in millions)			Variance (%)		Variance (%)			Variance (%)
	Q2’21	Q1’21	Q2’21 vs Q1’21	Q2’20	Q2’21 vs Q2’20	YTD 2021	YTD 2020	2021 vs 2020
	Successor	Predecessor		Predecessor		Combined(1)	Predecessor
Total revenue	$81	$76	7%	$44	84%	157	86	83%
Pre-tax income	8	13	(38)%	5	60%	21	7	200%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

•

The Lender Services segment earned revenue of $81 million, compared to $76 million in the prior quarter and $44 million during the same period last year. The second quarter of 2021 marks the highest level of revenue on record for the Lender Services segment.

•

Our focus on expanding business lines to deepen cross-sell, combined with the onboarding of new third party customers across our businesses, resulted in strong growth in our title agency and underwriting products.

•

Quarterly pre-tax income of $8 million compared to $5 million in the prior year quarter and $13 million in the prior quarter. Sequential quarter reduction was a result of non-recurring expenses of $3 million related to the Business Combination.

Reconciliation to GAAP

($ amounts in millions)	Q2’21	Q1’21	Q2’20	YTD 2021	YTD 2020
	Successor	Predecessor	Predecessor	Combined(1)	Predecessor
Reconciliation of Net income (loss) to Adjusted Net income and Adjusted EBITDA
Net income (loss)	$(15)	$124	$146	$109	$104
Adjustments for:
Change in fair value of loans and securities held for investment due to assumption changes	20	2	—	22	71
Amortization and impairment of intangibles	13	1	1	14	1
Change in fair value of deferred purchase price liabilities	3	—	—	3	—
Change in fair value of warrant liability	1	—	—	1	—
Share based compensation	11	—	—	11	—
Change in fair value of minority investments	—	9	—	9	—
Certain non-recurring costs(2)	43	7	2	50	4
Tax effect of adjustments attributable to controlling interest(3)	(5)	N/A	N/A	(5)	N/A
Tax effect on net income (loss) attributable to noncontrolling interest(3)	4	(31)	(38)	(27)	(26)
Tax effect of adjustments attributable to noncontrolling interest(3)	(18)	(5)	(1)	(23)	(20)

Adjusted Net Income	$57	$107	$110	$164	$134

Effective income taxes	$21	$37	$39	$58	$46
Depreciation	2	2	2	4	4
Interest expense on non-funding debt	7	8	2	15	4

Adjusted EBITDA	$87	$154	$153	$241	$188

OTHER KEY METRICS
Cash taxes paid	$2	$—	$—	$2	$—
Provision for income taxes	$1	$1	$—	$2	$1

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)

Certain non-recurring costs relate to various one-time expenses and adjustments that management believes should be excluded as these do not relate to a recurring part of the core business operations. These items include certain one-time charges including estimated settlements for legal and regulatory matters, acquisition related expenses and other one-time charges.

(3)

We applied a 26% effective tax rate to pre-tax income and adjustments for the respective period to determine the tax effect of net income (loss) attributable to the controlling and noncontrolling interests

($ amounts in millions, except shares and $ per share)	Q2’21	Q1’21	Q2’20	YTD 2021	YTD 2020
	Successor	Predecessor	Predecessor	Combined(1)	Predecessor
GAAP PER SHARE MEASURES
Net income attributable to controlling interest	$2	N/A	N/A	$2	N/A
Average outstanding share count	59,882	N/A	N/A	59,882	N/A
Basic earnings per share	$0.04	N/A	N/A	$0.04	N/A
If-converted method net (loss) income	(10)	120	148	110	121
Weighted average diluted share count	191,200	191,200	191,200	191,200	191,200
Diluted earnings per share	$(0.05)	$0.63	$0.78	$0.58	$0.63
Book Equity	$2,379	$844	$775	$2,379	$775
Weighted average diluted share count	191,200	191,200	191,200	191,200	191,200
Book Equity per diluted share	$12.44	$4.42	$4.05	$12.44	$4.05

NON-GAAP PER SHARE MEASURES
Adjusted net income	$57	$107	$110	$164	$134
Weighted average diluted share count	191,200	191,200	191,200	191,200	191,200
Adjusted net income per diluted share	$0.30	$0.56	$0.58	$0.86	$0.70

1)	Financial results of combined successor and predecessor of the business combination with Replay.

Finance of America Companies Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)

	June 30, 2021	December 31, 2020
	Successor	Predecessor
	(unaudited)
ASSETS
Cash and cash equivalents	$157,336	$233,101
Restricted cash	354,390	306,262
Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value	10,316,027	9,929,163
Mortgage loans held for investment, subject to nonrecourse debt, at fair value	5,424,621	5,396,167
Mortgage loans held for investment, at fair value	1,225,090	730,821
Mortgage loans held for sale, at fair value	2,057,542	2,222,811
Debt securities	8,694	10,773
Mortgage servicing rights, at fair value, $65,129 and $14,088, subject to nonrecourse MSR financing liability, respectively	290,938	180,684
Derivative assets	61,811	92,065
Fixed assets and leasehold improvements, net	28,669	24,512
Goodwill	1,298,324	121,233
Intangible assets, net	704,243	16,931
Other assets, net	300,253	300,632

TOTAL ASSETS	$22,227,938	$19,565,155

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST (“CRNCI”) AND EQUITY
HMBS related obligation, at fair value	$10,168,224	$9,788,668
Nonrecourse debt, at fair value	5,425,732	5,271,842
Other financing lines of credit	3,412,234	2,973,743
Payables and other liabilities	488,735	400,058
Notes payable, net	353,718	336,573

TOTAL LIABILITIES	19,848,643	18,770,884

CRNCI	—	166,231
EQUITY
FoA Equity Capital LLC member’s equity	—	628,176
Class A Common Stock (Successor), $0.0001 par value; 6,000,000,000 shares authorized; 59,881,714 shares issued and outstanding at June 30, 2021	6	—
Class B Common Stock (Successor), $0.0001 par value; 1,000,000 shares authorized, 7 shares issued and outstanding at June 30, 2021	—	—
Additional paid-in capital (Successor)	806,424	—
Accumulated deficit (Successor)	(68,451)	—
Accumulated other comprehensive (loss) income	(27)	9
Noncontrolling interest	1,641,343	(145)

TOTAL EQUITY	2,379,295	628,040

TOTAL LIABILITIES, CRNCI AND EQUITY	$22,227,938	$19,565,155

Finance of America Companies Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	April 1, 2021 to June 30, 2021	January 1, 2021 to March 31, 2021	For the three months ended June 30, 2020	For the six months ended June 30, 2020
	Successor	Predecessor
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	$187,577	$291,334	$298,291	$428,975
Net fair value gains on mortgage loans and related obligations	131,151	76,663	112,303	125,683
Fee income	90,864	161,371	76,656	146,627
Net interest expense:
Interest income	13,151	12,661	11,507	19,678
Interest expense	(33,626)	(34,366)	(33,298)	(67,230)

Net interest expense	(20,475)	(21,705)	(21,791)	(47,552)

TOTAL REVENUES	389,117	507,663	465,459	653,733

EXPENSES
Salaries, benefits and related expenses	274,731	238,530	230,275	374,653
Occupancy, equipment rentals and other office related expenses	6,720	7,597	7,208	14,611
General and administrative expenses	119,301	127,217	81,214	159,780

TOTAL EXPENSES	400,752	373,344	318,697	549,044

OTHER, NET	(2,103)	(8,862)	(28)	(44)

NET (LOSS) INCOME BEFORE INCOME TAXES	(13,738)	125,457	146,734	104,645
Provision for income taxes	1,086	1,137	448	766

NET (LOSS) INCOME	(14,824)	124,320	146,286	103,879

CRNCI	—	4,260	(2,620)	(18,006)
Noncontrolling interest	(17,089)	201	571	800

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$2,265	$119,859	$148,335	$121,085

EARNINGS PER SHARE
Basic weighted average shares outstanding	59,881,714	—	—	—
Basic net income per share	$0.04	$—	$—	$—
Diluted weighted average shares outstanding	191,200,000	—	—	—
Diluted net loss per share	$(0.05)	$—	$—	$—

Finance of America Companies Inc. and Subsidiaries

Consolidated Statements of Equity

(In thousands, except for share data)

(Unaudited)

	FoA Equity Capital LLC Member’s Equity	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interest	Total
Balance at December 31, 2019 (audited)	$482,719	$(51)	$145	$482,813
Contributions from members	1,042	—	—	1,042
Net (loss) income	(27,249)	—	229	(27,020)

Foreign currency translation adjustment	—	(8)	—	(8)

Balance at March 31, 2020	456,512	(59)	374	456,827

Contributions from members	(578)	—	—	(578)
Distributions to members	—	—	—	—
Noncontrolling interest distributions	—	—	(310)	(310)
Net income	148,335	—	571	148,906

Foreign currency translation adjustment	—	18	—	18

Balance at June 30, 2020	$604,269	$(41)	$635	$604,863

Balance at December 31, 2020	$628,176	$9	$(145)	$628,040
Contributions from members	1,426	—	—	1,426
Distributions to members	(75,000)	—	—	(75,000)
Noncontrolling interest distributions	—	—	(620)	(620)
Net income	119,859	—	201	120,060
Accretion of CRNCI to redemption price	(32,725)	—	—	(32,725)

Foreign currency translation adjustment	—	(11)	—	(11)

Balance at March 31, 2021	$641,736	$(2)	$(564)	$641,170

Finance of America Companies Inc. and Subsidiaries

Consolidated Statements of Equity

(In thousands, except for share data)

(Unaudited)

	Class A Common Stock		Class B Common Stock					Noncontrolling Interest
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Class A LLC Units	Amount	Total Equity
Successor:
Balance at April 1, 2021	59,881,714	$6	7	$—	$758,243	$(71,813)	$—	131,318,286	$1,658,545	$2,344,981
Net (loss) income	—	—	—	—	—	2,265	—	—	(17,089)	(14,824)
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	24	24
Noncontrolling interest distributions	—	—	—	—	—	—	—	—	(137)	(137)
Vesting of restricted stock units	—	—	—	—	49,278	—	—	—	—	49,278
Foreign currency translation adjustment	—	—	—	—	—	—	(27)	—	—	(27)

Balance at June 30, 2021	59,881,714	$6	7	$—	$807,521	$(69,548)	$(27)	131,318,286	$1,641,343	$2,379,295

Webcast and Conference Call

Management will host a webcast and conference call on Thursday, August 12, 2021 at 8:00 am ET to discuss the Company’s results for the quarter ended June 30, 2021.

The conference call will be made available in the Investors section of the Company’s website at https://www.financeofamerica.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register.

The conference call can also be accessed by the following dial-in information:

a.	1-855-327-6838 (Domestic)

b.	1-604-235-2082 (International)

Replay

A replay of the call will also be available on the Company’s website approximately two hours after the live call through August 26, 2021. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 10015755. The replay can also be accessed on the investors section of the Company’s website at https://www.financeofamerica.com/investors.

About Finance of America

Finance of America (NYSE: FOA) is a diversified, vertically integrated consumer lending platform. Product offerings include mortgages, reverse mortgages, and loans to residential real estate investors distributed across retail, third party network, and digital channels. In addition, Finance of America offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. The company is headquartered in Irving, TX. For more information, please visit https://www.financeofamerica.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that our actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. The Company cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this release. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Such forward-looking statements are subject to various risks and uncertainties including, among others; the effect of the COVID-19 pandemic on the Company’s business; changes in prevailing interest rates or U.S. monetary policies that affect interest rates that may have a detrimental effect on our business; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors in our markets; our ability to obtain sufficient capital to meet the financing requirements of our business; the use estimates in measuring or determining the fair value of the majority of our assets and liabilities; the possibility of disruption in the secondary home loan market, including the mortgage-backed securities market; and other risks and uncertainties set forth in the section entitled “Risk Factors” included in our Registration Statement on Form S-1 originally filed with the SEC on May 25, 2021, as such factors may be further updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company’s management evaluates performance of the Company through the use of certain non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted Earnings per Share.

We define Adjusted Net Income as net income (loss) adjusted for change in fair value of loans and securities held for investment due to assumption changes, amortization and other impairments, share-based compensation, change in fair value of deferred purchase price obligations (including earnouts and TRA obligations), warrant liability, and minority investments and certain non-recurring costs.

We define Adjusted EBITDA as Adjusted Net Income (defined above) adjusted for taxes, interest on non-funding debt and depreciation.

We define Adjusted Diluted Earnings Per Share as Adjusted Net Income (defined above) divided by our weighted average diluted share count, which includes our issued and outstanding Class A Common Stock shares plus Finance of America Equity Capital LLC’s Class A LLC units owned by our noncontrolling interest on an if-converted basis.

The presentation of non-GAAP measures is used to enhance investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management believes these key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.

These non-GAAP financial measures should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted Net Income and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these metrics are: (i) cash expenditures for future contractual commitments; (ii) cash requirements for working capital needs; (iii) cash requirements for certain tax payments; and (iv) all non-cash income/expense items.

Because of these limitations, Adjusted Net Income and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or distribute to stockholders. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP financial measures only as a supplement. Users of our interim unaudited consolidated financial statements are cautioned not to place undue reliance on our non-GAAP financial measures.

Contacts:

For Finance of America Media: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com